EXHIBIT 99.4

December 30, 2003

Personal & Confidential

Board of Directors

Medstone International, Inc.

100 Columbia, Suite 100

Aliso Viejo, CA 92656

Members of the Board:

We hereby consent to the use of our fairness opinion letter dated November 6, 2003 to the Board of Directors of Medstone International, Inc. (the “Company”), included as Annex B to the Joint Proxy Statement/Prospectus which forms part of the Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission with respect to the proposed merger transaction involving the Company and Prime Medical Services, Inc., and to the references to such opinion, the analysis conducted by us and the use of our name in the Joint Proxy Statement/Prospectus under the headings “SUMMARY – Opinions of Financial Advisors”, “THE MERGER — Background of the Merger”. “THE MERGER — Reasons for the Merger — Medstone”, and “THE MERGER — Opinions of Medstone’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Friend & Company

/s/ Chris Halloran

Chris Halloran Managing Director